Exhibit 21

Subsidiaries of the Registrant (as of 02/28/2007)

Name of Subsidiary	State or Jurisdiction of Incorporation
Material Sciences Corporation, Engineered Materials and Solutions Group, Inc.	Illinois

MSC Holland Holding Company (formerly known as Material Sciences Corporation, Electronic Materials and Devices Group, Inc.)	Delaware

MSC Pre Finish Metals (EGV) Inc.	Delaware

MSC Pre Finish Metals (MV) Inc.	Delaware

MSC Pre Finish Metals (MT) Inc.	Delaware

MSC Walbridge Coatings Inc.	Delaware

MSC San Diego Holding Company Inc.	California

MSC Laminates and Composites Inc.	Delaware

MSC Laminates and Composites (EGV) Inc.	Delaware

Material Sciences Foreign Sales Corporation	U.S. Virgin Islands

MSC Richmond Holding Company	Delaware

MSC Pre Finish Metals (PP) Inc.	Delaware

Material Sciences Service Corporation	Delaware

MSC Europe Holding GmbH (formerly known as MSC/GAC Laminates and Composites Holding GmbH)	Germany

MSC Europe GmbH & Co, KG (formerly known as MSC/GAC Laminates and Composites GmbH & Co.)	Germany

MSC Europe Beteiligungs GmbH (formerly known as MSC/GAC Beteiligungs GmbH)	Germany

MSC/TEKNO Laminates and Composites LTDA	Brazil

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